Exhibit 3.4(d)

NEWCARDIO, INC.

CODE OF BUSINESS CONDUCT

As of May 12, 2009

ABOUT THE CODE OF BUSINESS CONDUCT

PURPOSE

The Code of Business Conduct ("Code") is designed to promote a responsible and ethical work environment for all NewCardio, Inc. employees, independent contractors and directors.  The Code contains guidelines on proper behavior in the workplace, and otherwise in connection with your NewCardio business activities, and whom you should contact if you have specific questions or concerns.  The Code applies to all NewCardio, Inc. employees, independent contractors and directors.

This Code, however, does not address every situation or set forth every rule, nor is it a substitute for the responsibility of each of us to exercise good judgment. You may find it helpful to consider the following questions:

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Consider the possible outcomes: Who could be hurt or helped by your decision? On balance, will the outcome favor you personally, rather than NewCardio or vice versa.  To what extent could NewCardio be damaged financially or reputationally? Of the choices you may have, which do the most to reduce harm to NewCardio? Which are most favorable to NewCardio? Which are most aligned with our Code of Business Conduct? Which do the most to respect the rights of those involved?

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Make sure you are comfortable with your decisions: Will the decision seem like the right one a year from now? Five years from now? Ten years from now? Would I be comfortable telling my supervisor, my co-workers, my organization's leadership team, the Board of Directors and NewCardio’s stockholders about the decision I made? Would I be comfortable telling my family and friends about my decision? Could I testify about my decision in a court of law and not expose NewCardio or myself to liability?  How would I feel if my decision was made public through newspapers or television?

Management of NewCardio is available to help you with what may appear to be difficult decisions.  Until our Code Hotline phone number is operational, or to assist you in your decision-making as to whether you should make a report to the Code Hotline, you may consult NewCardio’s Chief Executive Officer, the Chairman of NewCardio’s Board of Directors or the Chairman of the Audit Committee of the Board of Directors or NewCardio’s Chief Compliance Officer (the “Compliance Designees”).

NewCardio, in its sole discretion, may modify the terms of-the Code of Business Conduct at any time. Such modifications become effective immediately upon notice to employees and posting on our company website.

Unless U.S. law is applicable, where local country laws contain mandatory requirements that differ from the provisions of this document, such local requirements prevail for people in those countries. The Code of Business Conduct is intended for the employees and officers of NewCardio, its subsidiaries and joint ventures controlled by NewCardio and the members of NewCardio’s Board of Directors. However, we also expect contractors, consultants, agents, representatives and others conducting business on behalf-of NewCardio to follow the Code of Business Conduct. The document should be shared with these individuals, and failure to follow these guidelines should be considered a potential basis for terminating NewCardio's relationship with them.

YOUR RESPONSIBILITIES

In doing your job, you are responsible for abiding by NewCardio policies and all local and national laws in all countries in which NewCardio does business.  You are responsible for having reasonable knowledge of and following the laws and policies that relate to your job, including the policies in the Code and all NewCardio policies.  You are also expected to adhere to the highest ethical standards in all of your business dealings.  Any violation of the Code constitutes grounds for disciplinary action, up to and including termination of employment.  Some Code violations may be serious enough to result in civil or criminal fines and/or imprisonment.  However, most problems should be easily avoided by simply using good judgment and seeking guidance when questions arise. It is your responsibility to raise questions, make appropriate disclosures and bring potential problems to NewCardio's attention.

Supervisors at the manager level and above are responsible for reviewing the Code with their employees and preventing, detecting and responding to compliance problems through:

•           Leading by example;
•           Encouraging employees to raise questions and concerns;
•           Providing education and counseling;
•           Initiating periodic compliance reviews with employees; and
•           Taking prompt and effective action where appropriate.

REPORTING CODE VIOLATIONS

It is important to report all violations or suspected violations of the Code or any other illegal or unethical behavior by any employee, independent contractor or director.  If you have a question about the policies outlined in the Code, talk to your supervisor or the Chief Compliance Officer.  If you want to report a possible violation, contact any of NewCardio’s Compliance Designees or call the Code Hotline (once it is operational).  Reports to a Compliance Designee or to the Code Hotline may be made anonymously.  Confidentiality for those who report will be maintained to the extent possible.  When a supervisor, manager or other person receives a report of a violation or questionable behavior pursuant to the Code, that person shall be responsible for bringing such report to the attention of his or her supervisor, the Chief Compliance Officer or to the Audit Committee, as appropriate, in accordance with the reporting procedures contained in the Code.  Persons receiving such reports must endeavor to honor any confidentiality or anonymity requests made by the reporting person, subject to applicable laws or legal proceedings.  Neither your supervisor nor NewCardio will take any action against you for reporting suspected misconduct in good faith.  NewCardio will investigate all reports and provide feedback when appropriate. There will be no reprisals against those who report suspected violations in good faith, and their identity will be protected to the extent consistent with law and NewCardio policy.

REPORTING ACCOUNTING COMPLAINTS

The Audit Committee is responsible for establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters.  Employees, independent consultants or directors who have concerns or complaints regarding such matters are encouraged to promptly submit those concerns or complaints to the Chief Compliance Officer or any other Compliance Designee, who will treat such submissions confidentially.  Such concerns or complaints may be made anonymously.  Such submissions will be automatically directed to the attention of the other members of the Audit Committee, as appropriate.

NO RETALIATION

It is against company policy for any supervisor or other employee or independent contractor to take any action against another employee, independent contractor or director, vendor or agent of NewCardio for reporting or threatening to report a violation of this Code or cooperating in investigations relating to such violations, provided that the person has acted in good faith and with a reasonable belief that the information provided is true.  It is also against company policy to take any action against any employee, independent contractor or director, vendor or agent of NewCardio for (1) lawfully providing information or assisting in an investigation of activities which he or she reasonably believes violates applicable law or (2) for providing truthful information to the government, a government agency or law enforcement officers relating to the commission of a legal offense.

If you believe that you have been the subject of impermissible retaliation, notify one of the Compliance Designees or call the Code Hotline or contact the Chief Compliance Officer.

APPLICABLE LAWS

If the Code or NewCardio requires you to take an action or prohibits you from taking action that you believe is in violation of a law, or if you believe there is a conflict between the applicable laws of two or more jurisdictions, please notify one of the Compliance Designees or call the Code Hotline.

NewCardio acknowledges that there are differences in local laws and practices between countries.  In some instances, the Code establishes policies and/or requirements that would not otherwise be required in some countries.  In keeping with NewCardio's commitment to meet the highest standards of business conduct wherever we do business, all employees, independent contractors and directors must comply with all aspects of the Code, even if it is not required by local laws.  Conversely, there may be laws in certain countries which may not specifically apply outside of those countries, and therefore, not specifically addressed in the Code.  You are responsible for having reasonable knowledge of and following all such laws and policies that relate to your job.

Throughout this Code, references to "applicable laws" include any law, rule or regulation applicable to NewCardio or its employees, independent contractors or directors.

POLICY CHANGES

Over time, new policies will need to be written and old ones revised.  While we reserve the right to make these changes without notice as required by applicable law or stock exchange rule, we will let you know about any changes as soon as possible via posting on the Company website or issuance of written policies.

WAIVERS

The provisions of this Code may only be waived by NewCardio's Chief Executive Officer, and, in the case of executive officers and directors, by our Board of Directors or an authorized Board committee.   Any waiver of this Code for an executive officer or director will be promptly disclosed as required by law or stock exchange regulation.

CONFLICTS OF INTEREST

GENERAL

All business decisions should be made solely in the best interests of NewCardio and not for personal benefit or gain.  Therefore, you must avoid any action that creates, or appears to create, a conflict of interest with NewCardio.  Questions about potential conflicts of interest and disclosure of these situations as they arise should be directed to the Chief Compliance Officer.  While our employees, independent contractors and directors should be free to make personal investments and enjoy social relations and normal business courtesies, they must not have any personal interests that adversely influence the performance of their job responsibilities.  A conflict situation can arise when an employee, independent consultant or director takes actions or has interests that may make it difficult to perform his or her work objectively.  Questions about potential conflicts of interest and disclosure of these situations as they arise should be directed to the Chief Compliance Officer, a Compliance Designee or the Code Hotline.  Any employee or director who becomes aware of a conflict or potential conflict should bring it to the attention of the Chief Compliance Officer.

You may not have an improper financial interest in any supplier, vendor, distributor, landlord or competitor of NewCardio without first getting written approval from the Chief Compliance Officer.  An improper financial interest is one that creates or appears to create a conflict of interest with NewCardio.  In addition, you may not receive any form of compensation from anyone other than NewCardio for doing your job.  For example, you may not receive compensation for speaking engagements in which you are associated in any way with NewCardio.  If you have a question about what constitutes an improper financial interest, contact the Chief Compliance Officer or notify one of the Compliance Designees or call the Code Hotline.

GIFTS AND ENTERTAINMENT

You should never give or accept anything of more than nominal value from anyone, including a current or prospective supplier, vendor, distributor or competitor of NewCardio (“Third Party”) when doing so may compromise, or appear to compromise, the objectivity of your business decisions.  We do not buy business through gifts or favors.  Furthermore, in no circumstance should you solicit invitations or gifts from any Third Party.  Any employee or independent contractor giving to, or receiving from, any Third Party any amount of money or non-cash gifts valued at U.S. $100 (or equivalent) or more that in any way involves NewCardio or appears to involve NewCardio is absolutely prohibited.  This includes, for example, trips to a vendor's facility, gift certificates and tickets to events.  If someone tries to give you a prohibited gift, politely decline and explain that our Code of Business Conduct does not permit the gift.  Good practice also would be to tell your supervisor of the incident. If the gift is delivered to you, then, either return the gift with a personal note of thanks, explaining company policy or seek further guidance from a Compliance Designee.

Three narrow exceptions to this rule apply. Generally, business-related entertainment valued at less than U.S. $100 (or equivalent) is allowed. Giving or receiving tickets to a sporting or cultural event is acceptable if it is part of relationship management and if your supervisor gives approval in advance. However, giving tickets to a customer is against NewCardio policy if your customer is a U.S. government official, employee or representative. If the customer is an official, employee or representative of a government in a country other than the United States, contact the Legal Department before offering or giving tickets. You may also accept holiday gift baskets or flowers within reason, as long as they are shared with your entire department.  In addition, certain Third Party-paid trainings or conferences may be appropriate, but only with the prior approval of the Chief Compliance Officer.

Employees must provide written disclosure to the Chief Compliance Officer for all Third Party gifts or entertainment (not including meals) received in any one-year period if gifts and entertainment total more than U.S. $250 (or equivalent) from a single source or U.S. $500 (or equivalent) overall. Exceptions to this require the approval of the Chief Compliance Officer.

Giving gifts or entertainment to any Third Party must support the legitimate business interest of NewCardio and should be of nominal value, reasonable and appropriate under the circumstances.

If you have a question or need to seek approval, contact the Chief Compliance Officer.

FRATERNIZATION

While we recognize and respect the rights of employees and independent contractors to associate freely and to pursue personal relationships with those they encounter in the work environment, employees and independent contractors must use good judgment in ensuring that those relationships do not negatively impact their job performance, their ability to supervise others or the work environment.

Any workplace conduct arising from a romantic relationship, intimate relationship, family relationship or friendship between employees and independent contractors may be improper if the conduct creates an uncomfortable work environment for others.  Favoritism, open displays of affection, and making business decisions based on emotions or friendships rather than on the best interests of NewCardio are examples of inappropriate conduct.  Employees and independent contractors who find themselves in an intimate relationship or friendship should use tact, good judgment and sensitivity.

Employees and independent contractors in a reporting relationship with someone that they are consensually dating, romantically involved with, living with or related to must inform the next level of management.  We will work with both individuals to try to separate their employment responsibilities from their personal relationship in order to protect the interests of both employees and others and to avoid any conflict of interest.

OUTSIDE EMPLOYMENT

Employees may not work for or receive compensation for personal services from any supplier, vendor, distributor, landlord or competitor of NewCardio, or any business entity that does or seeks to do business with NewCardio.  If you have any questions, contact the Chief Compliance Officer.

OUTSIDE SERVICE AS A DIRECTOR OR OFFICER

Employees must obtain approval from both the Chief Executive Officer and Chief Compliance Officer before serving on the board of directors or as an officer of another company, except for that of a non-profit organization unrelated to NewCardio’s business.  No employee may serve on the board of directors or as an officer of a NewCardio competitor or potential competitor.  Employees are encouraged to serve as a director, trustee or officer of a non-profit organization in their individual capacity and on their own time, but they must get prior permission from the Chief Compliance Officer to do so as a representative of NewCardio.  If you need to seek such an approval, contact the Chief Compliance Officer.

POLITICAL ACTIVITIES AND CONTRIBUTIONS

Political activities and contributions are strictly regulated by the laws of the United States and other countries. You are free to participate in personal political activities as you see fit.   In doing so, however, you should make it clear that you are acting in your individual capacity and not on behalf of NewCardio.  You are strictly prohibited from making any direct or indirect contribution of cash, merchandise, services or other property on behalf of NewCardio to any candidate for political office, or to any political party or other political organization, except as provided by Company policy.  NewCardio will not reimburse an employee for a political contribution made by the employee.  All contributions to political candidates or causes made on behalf of NewCardio must first be approved by the Board of Directors.

SPECIAL RESPONSIBILITIES OF THE CHIEF EXECUTIVE OFFICER, PRESIDENT AND SENIOR FINANCIAL OFFICERS

The Chief Executive Officer, President and all senior financial officers, including the Chief Financial Officer (collectively, the “Senior Financial Officers”), are bound by the provisions set forth above relating to business conduct, ethics, compliance with law, Company information and assets and conflicts of interest.   In addition, the Chief Executive Officer, President and Senior Financial Officers are subject to the following specific policies:

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The Chief Executive Officer, President and Senior Financial Officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by NewCardio with the United States Securities and Exchange Commission, and in all other public communications made by NewCardio.

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The Chief Executive Officer, President and each Senior Financial Officer shall promptly bring or cause to be brought to the attention of an appropriate Compliance Designee or the Chairman of the Board of Directors any information he or she may have concerning any violation of the Code, including any actual or apparent conflicts of interest between personal and professional relationships involving any management or other employees who have a significant role in NewCardio's financial reporting, disclosures or internal controls.

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The Chief Executive Officer, President and each Senior Financial Officer shall promptly bring or cause to be brought to the attention of the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to NewCardio and the operation if its business, by NewCardio or any agent thereof, or of violation of the Code.

The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of any of these policies by the Chief Executive Officer, President and the Senior Financial Officers.  Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to these policies and may include written notices to the individual involved that the Board of Directors has determined that there has been a violation, censure by the Board of Directors, demotion or re-assignment of the individual(s) involved, suspension with or without pay or benefits (as determined by the Board of Directors), termination of the individual's employment and referral to public law enforcement authorities for possible prosecution under the local law.  In determining what action is appropriate in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.

LEGAL COMPLIANCE

NewCardio employees, independent contractors and directors are required to comply with all applicable laws where we do business.  Any instance of non-compliance with applicable laws by an employee, independent contractors or director may subject him or her to corrective action up to and including termination of employment, civil liability, and filing of criminal charges.

ZERO MEANS ZERO: NO DISCRIMINATION OR HARASSMENT

NewCardio has zero tolerance for discrimination or harassment.  All employment decisions are to be made without regard to race, color, age, gender, sexual orientation, religion, marital status, pregnancy, national origin/ancestry, citizenship, physical/mental disability, military status or any other basis prohibited by law.  This policy applies to our directors, employees, independent contractors, applicants, customers and business partners, vendors and suppliers.

For purposes of this policy, harassment includes slurs and any other offensive remarks, jokes and other verbal, graphic or physical conduct that could create an intimidating, hostile or offensive work environment.

In addition to the above, "sexual harassment" includes unwelcome sexual advances, requests for sexual favors and other visual, verbal, electronic or physical conduct of a sexual nature.  This definition includes many forms of offensive behavior such as the following:

•	Unwanted sexual advances or propositions;
•	Offering employment benefits in exchange for sexual favors;
•	Making or threatening reprisals after a negative response to sexual advances;
•	Visual conduct: leering, making sexual gestures, displaying of sexually suggestive objects or pictures, cartoons or posters, electronic display or dissemination of such material;
•	Verbal conduct: making or using derogatory comments, epithets, slurs and jokes;
•	Verbal abuse of a sexual nature, graphic verbal commentaries about a person's body, sexually degrading words used to describe a person, suggestive or obscene letters, notes or invitations; and
•	Physical conduct: touching, assault, impeding or blocking movements.

COMPLAINT PROCEDURES

NewCardio will promptly and thoroughly investigate all complaints of discrimination or harassment.   Employees, independent contractors and directors are expected to cooperate fully in any such investigation.  Failure to do so may result in discipline up to and including termination of employment.  Moreover, neither your supervisor nor anyone else at NewCardio will take any action against you for making a complaint of discrimination or harassment or for cooperating in any such investigation.

If any employee or independent contractor is determined to have violated our no discrimination, no harassment policy, NewCardio will take appropriate corrective action up to and including termination of employment or engagement or other appropriate action.  The complainant will be informed that remedial measures have been taken.

NewCardio cannot help resolve a discrimination, harassment or retaliation problem unless NewCardio knows about it.  Therefore, it is every employee's responsibility to bring those types of issues to management's attention so that the appropriate steps can be taken to resolve the issue.  If you feel you have been subject to discrimination, harassment or retaliation, or that you have witnessed it in the workplace, please report it promptly to one of the Compliance Designees or call the Code Hotline.

ACCOMMODATIONS FOR DISABILITIES

It is NewCardio’s policy to regard all people, with or without disabilities, as individuals and to look at each person's skills and abilities.  NewCardio will provide a reasonable accommodation to a qualified employee who has a physical and/or mental disability.  If you believe you need an accommodation, contact your supervisor or notify one of the Compliance Designees or call the Code Hotline.

WORKPLACE VIOLENCE

NewCardio has zero tolerance for workplace violence.  Consistent with this policy, acts or threats of physical violence, including intimidation, harassment, and/or coercion, which involve or affect NewCardio or its employees, independent contractors or directors will not be tolerated.

Acts or threats of violence include conduct that is sufficiently severe, offensive or intimidating to alter the employment conditions at NewCardio to create a hostile, abusive, or intimidating work environment for one or several NewCardio employees, independent contractors or directors.

WORK SCHEDULE AND TIME RECORDS

All time worked by non-exempt employees, whether scheduled or unscheduled, overtime or straight time, authorized or unauthorized, must always be recorded exactly as it occurred.  Your supervisor will show you the procedure for recording time worked.  Under no circumstances may you allow a fellow worker to complete your time records for you.  You must keep a record of time worked as required by law or Company policy.  You should also note all time that you do not work but for which you are still paid and have your supervisor verify the time.  If for any reason an entry must be changed, your supervisor must make the change, and you must initial it.

Non-exempt employees may not:

•	Fail to record hours for work performed at home;
•	Move hours from one day to another on a time record so as not to reflect overtime;
•	Inaccurately record time worked; or
•	Remove correctly recorded hours from a time record.

All workers must be properly categorized (as exempt or non-exempt and as employee or independent contractor) under all applicable employment and tax laws.  In addition, you must comply with all applicable laws regarding the employment of minors.  If you have any concerns about recordkeeping or want more information, contact the Chief Compliance Officer or notify one of the Compliance Designees or call the Code Hotline.  Employees must be given appropriate meal and rest breaks as may be required by applicable laws.

ALCOHOL AND DRUGS

NewCardio is committed to a working environment free of substance abuse.  Employees and independent contractors may not use, sell, possess, purchase or transfer alcohol or illegal drugs on company premises, in company vehicles or during work hours.  However, alcohol may be consumed by people of legal drinking age at after-business hours or company-sponsored functions.

Employees must not be under the influence of illegal drugs or alcohol during work hours.  It is also a violation of this policy to sell, transfer or distribute personal prescription drugs on company premises, in company vehicles or where company business is being conducted..;

COMPLAINTS TO GOVERNMENT AGENCIES

Occasionally, an applicant, customer or current or former employee or independent contractor may file, or threaten to file, a complaint against NewCardio with the government.  If you are notified about such a complaint, immediately notify one of the Compliance Designees or call the Code Hotline.  Neither your supervisor nor NewCardio are permitted to take any action against you for either making or reporting such a complaint.

GOVERNMENT PROCEEDINGS AND REQUESTS FOR INFORMATION

It is NewCardio’s policy to cooperate with appropriate government requests or investigations.  If you are asked to provide information, either written or verbally, for a government investigation or if a government representative appears at your workplace, notify one of the Compliance Designees or call the Code Hotline before providing any information and you will be provided by legal counsel at company expense to advise you regarding your disclosure obligations.  All information provided should be truthful and accurate and must not obstruct, influence or impede the request for information.  Employees should not alter, falsify, mutilate, cover up or destroy any documents or records related to a government request or investigation or legal proceeding.

INTERNATIONAL TRADE REGULATIONS

Employees and independent contractors involved with importing or exporting goods among various countries must be knowledgeable about and comply with relevant legal requirements.  Employees and independent contractors who have questions about such requirements or other international trade issues may seek advice from any Compliance Designee.  For more information, notify one of the Compliance Designees or call the Code Hotline.

ANTIBOYCOTT POLICY

By law, NewCardio employees, independent contractors, directors and agents may not support or cooperate with an unsanctioned boycott of another country that is not on an official United States business boycott list.  NewCardio must report to the United States government any information about which it has knowledge or any request to support a boycott.  A company could make such a request in a bid invitation, purchase contract, letter of credit or verbally.  If you learn of a possible or actual boycott of another country that is "friendly" to the United States, contact the Chief Compliance Officer or notify one of the Compliance Designees or call the Code Hotline.

BRIBES AND IMPROPER PAYMENTS

Employees, independent contractors or agents of NewCardio should never directly or indirectly offer, promise to pay or authorize the payment of money, products, services or anything of value to, or ask for or accept the same from, any government official or agent in any country in connection with NewCardio’s business, including without limitation, in order to influence acts or decisions of government officials, to receive special treatment for NewCardio or for personal gain.  While certain minor payments to certain non-U.S. government officials made to expedite or secure the performance of certain routine governmental actions may not violate the law, you must consult with NewCardio’s legal counsel prior to making or authorizing any payment of this type.  All NewCardio employees and independent contractors worldwide must abide by the United States Foreign Corrupt Practices Act in addition to local laws.  Employees and independent contractors working with government officials, or agents who interact with government officials, should request further guidance from NewCardio’s legal counsel.  For more information, contact the Chief Compliance Officer or notify one of the Compliance Designees or call the Code Hotline.

WE EMPLOY ONLY ETHICAL MEANS OF OBTAINING INFORMATION ABOUT OUR COMPETITORS

Gathering information about competitors, when done properly, is a legitimate business activity. It enhances our knowledge of the marketplace and helps us understand and meet customer needs. However, competitive information should not be obtained, directly or indirectly, by improper means. It is improper to be involved in misappropriating trade secrets or other confidential information, bribery, inducing someone to breach a nondisclosure agreement, making improper requests of a competitor or customer, or using deceit or trickery. Improperly collecting or using competitive information may subject NewCardio, and the individuals involved, to lawsuits or criminal penalties, up to and including imprisonment. If we retain consultants to gather competitive information on our behalf; the same rules apply.

Question

I downloaded some criticisms of a competitor from an Internet site. Can I share them with a customer?

Answer

We prefer to market by highlighting the advantages of our products and services. Reliable information about the shortcomings of a competitor’s offering may be used. However, under no circumstances should we attempt to market by providing our customers with unverified information.

Question

Can I call a competitor and pretend to be a potential customer to find out information about the competitor's sales approach?

Answer

No. You must never use deceptive practices to obtain competitive information on behalf of New Cardio.

My business unit recently hired an engineer from one of our competitors. Can I use the person as a source of competitive information, such as finding out the details the former employer's new product development plans?

Answer

No. While you can use their expertise and skills developed while our competitor employed them, you cannot ask them to divulge information that might reasonably be considered confidential or proprietary by their former employer.

Question

NewCardio is planning to submit a response to a customer's request for bids. The customer has offered to give me a copy of a competitor's confidential proposal. Can I accept it?

Answer

No. Accepting the proposal constitutes misappropriation of the competitor's trade secrets. You and NewCardio could be in violation of' the law merely by your-possession of the proposal, even if you do not use the competitor's information in connection with NewCardio's bid.

WE DO NOT HIRE EMPLOYEES OR CONTRACTORS WHERE THE HIRING WOULD VIOLATE AGREEMENTS THEY MAY HAVE WITH PRIOR EMPLOYERS OR AGREEMENTS NEWCARDIO HAS MADE WITH THIRD PARTIES

Sometimes potential new hires or contractors have employment agreements with their current or past employers that prohibit them from working on behalf of NewCardio (e.g., "non-compete" provisions). In some cases, NewCardio may enter into an agreement with a supplier that prohibits NewCardio from extending offers of employment to the supplier's employees (e.g., "non-solicitation" provisions). In other cases, confidentiality obligations to their current or former employers may restrict the type of work they can do on behalf of NewCardio.

Before extending an offer of employment or hiring a contractor or consultant, you should undertake a reasonable investigation to make sure that none of the above barriers exist. If the individual is an employee of a NewCardio competitor, a more thorough investigation should he conducted. Similarly, if the individual is an employee of a NewCardio supplier and is working on the NewCardio account, you should contact a Compliance Designee to determine whether NewCardio is bound by a non-solicitation agreement. If issues are identified, you should consult with a Compliance Designee.

Question

"George" is employed by a NewCardio competitor and has the knowledge and expertise in an area that is critical to NewCardio needs. Can we recruit him?

Answer

While there is no general prohibition against hiring from competitors, NewCardio's policy is to respect the proprietary information of other companies and to ensure that our employees adhere to any enforceable contractual obligations to previous employers. You should contact the HR recruiter that supports your group to determine if George has non-compete or confidentiality obligations with his firm that would restrict the type of work he could do for NewCardio.

WE DO NOT USE INTELLECTUAL PROPERTY ASSETS OF THIRD PARTIES IMPROPERLY

When we use the intellectual property assets (e.g., copyrights, trademarks, service marks, patents and trade secrets) of others, we obtain the necessary authorization and observe all the obligations contained in the agreements.

Copyrighted Works

We follow all copyright laws, which means we may not:

•	Reproduce, distribute or alter copyrighted materials from hooks, trade Journals, Computer software or magazines;

•	Download or distribute copyrighted music, movies or computer software; or

•	Play records, tapes, disks or videotapes,

without, in each case, permission of the copyright owner or its authorized agents, if necessary. For example, if you want permission to use copyrighted materials, you may need to contact organizations such as the Copyright Clearance Center; the American Society of Composers, Authors and Publishers; or Broadcast Music Inc. For assistance, contact the Intellectual Property Law group.

Software used in connection with NewCardio’s business must be properly licensed and used only in accordance with that license. Using unlicensed software could constitute copyright infringement.

Question

One of my co-workers just purchased a new software program that I'd like to use. My department can't afford to buy additional copies right now. Can I copy the new software onto another computer?

Answer

No. Unauthorized copying of' software is a violation of copyright law and NewCardio policy.  But you may also use the purchased software on the computer that it is licensed for use.

Question

Can I use a clip from a popular movie as part of' my trade show demonstration?

Answer

Generally, use of a movie or music clip will require permission from a copyright owner. You should consult a Compliance Designee well in advance of your anticipated use to discuss the feasibility of obtaining that permission.

ANTITRUST LAWS AND SELLING PRACTICES

NewCardio employees and independent contractors are required to comply with the antitrust and competition laws of all countries where we do business.  In general, NewCardio employees and independent contractors should avoid entering into or participating in agreements, understandings or plans with competitors that limit or restrict competition, including price fixing and allocation of contracts.   If you have a question about this policy, notify one of the Compliance Designees or call the Code Hotline.

FAIR DEALING

You should always deal fairly, honestly and ethically with NewCardio's customers, suppliers, vendors, competitors, employees, independent contractors and directors.  You should not take unfair advantage of anyone through manipulation, concealment, abuse of confidential information, fabrication, misrepresentation of material facts or any other intentional unfair dealing practice.  This fair dealing provision does not alter existing legal relationships between NewCardio and its employees and independent contractors, including at-will employment arrangements.

FRAUD, THEFT OR DISHONESTY

You are strictly prohibited from committing acts of fraud, theft, dishonesty, embezzlement, misappropriation or fabrication in connection with the performance of your duties for NewCardio.  All such acts shall be punishable by termination for cause.

RESPECTING INTELLECTUAL PROPERTY RIGHTS

As we expect others to recognize our intellectual property rights (our software, trademarks, logos, copyrights, trade secrets, “know-how” and patents), we respect others’ intellectual property rights.  You should never make unauthorized copies of material from copyrighted books, magazines, newspapers, videotapes or computer programs.  While you may generally make a copy for your own business use, making multiple copies without permission violates copyright laws.  NewCardio does not allow the pirating or use of unauthorized computer software copies under any circumstances.  If you have any doubts about whether you are authorized to copy, use or download computer software, contact the Chief Compliance Officer or notify one of the Compliance Designees or call the Code Hotline.  You must also report any unauthorized use of software of which you learn by contacting the Chief Compliance Officer or calling the Code Hotline.

THE ENVIRONMENT

NewCardio is committed to reasonable endeavors to minimize any negative impact of our business activities on the environment.  All employees are responsible for complying with applicable environmental laws and Company policies.  If you have a question or need help with an environmental concern, notify one of the Compliance Designees or call the Code Hotline.

HEALTH AND SAFETY

All NewCardio’s activities must fully comply with applicable laws and policies relating to health and safety.  Maintaining a safe and healthy work environment relies heavily on choices and behavior of individuals. You are responsible for having reasonable knowledge of the laws and policies that relate to your job.  For more information regarding employee health and safety issues, contact the Chief Compliance Officer or notify one of the Compliance Designees or call the Code Hotline.  Immediately report any unsafe situations or acts to your supervisor or contact the Chief Compliance Officer or notify one of the Compliance Designees or call the Code Hotline.

WE WORK TO ENSURE A SAFE WORK ENVIRONMENT

NewCardio is committed to making, the work environment safe for its employees and others, and to complying with all applicable laws and regulations relating to physical safety in the workplace. Employees are informed about procedures that are in place to protect them from generally recognized workplace hazards. Dangerous conditions should be reported immediately so that workplace accidents can be minimized.

To help ensure a safe work environment, NewCardio prohibits certain activities. Examples include:

•	Threatening or violent behavior toward others, including co-workers, customers and suppliers, or even the suggestion of such behavior; and

•	Willful destruction of company property or the property of others.

COMPANY INFORMATION AND ASSETS

CONFIDENTIALITY

As a NewCardio employee, independent contractor or director, you may have access to information about NewCardio that is confidential NewCardio information.  Information relating to NewCardio's business or strategy is strictly confidential, as is confidential information entrusted to NewCardio by its suppliers, customers and business partners.  You must not give confidential information to anyone, internally or outside NewCardio, unless specifically authorized to do so.  In addition, you should respect the confidential information of others.  For example, you should never take or use confidential or proprietary information or materials from a previous employer.

Confidential information includes information that is not generally known to the public and is used by NewCardio in its business.  Some examples of confidential information include personal employee information (for example, personal health information, salary or performance history), unannounced product information or designs, financial information, organizational charts and information in Company telephone directories.  All NewCardio’s ideas, pending patents, plans, files, drawings, notes, source code, object code, manuals, documented strategies, prototypes, clinical data and results, both technical and financial, are considered to be confidential information. You can find other examples in the confidentiality acknowledgement all employees and consultants are required to sign upon hire.

Confidential information that you have been given access to should be used only as necessary to do your job, and never for your own benefit.  You are responsible for the safe keeping of any confidential information, whether verbal, written or electronic, and for limiting access to those who have a need to know in order to do their jobs.  That means you should avoid discussing confidential information in common areas in our buildings or in elevators, restaurants, airplanes, taxicabs or other public areas.

In addition, you must make sure that all third parties who will receive confidential or proprietary NewCardio information agree to abide by this policy and enter into a company-approved non-disclosure agreement first.   If you have questions, contact the Chief Compliance Officer or notify one of the Compliance Designees or call the Code Hotline.

If you leave NewCardio, all confidential information and materials (manuals, documents, software, etc.) must be returned on or before your last day of employment.  Your obligation to preserve confidential information continues even after employment ends.  You may not divulge or use confidential information (or documents containing confidential information) that you may have learned about or received during your employment with NewCardio.

WE PROTECT ALL CONFIDENTIAL INFORMATION

In today's highly competitive, global marketplace, protecting NewCardio's confidential or proprietary information and other intellectual property can mean the difference between success and failure.

Confidential information is information or knowledge that NewCardio has determined should not be disclosed outside of NewCardio, because:

•	Doing so could disadvantage NewCardio or its customers competitively or financially;

•	The information could violate the privacy rights of employees, customers, suppliers, joint venture partners or NewCardio, or

•	The information belongs to others and we have agreed to keep it private.

Our customers, suppliers and business partners can rely on us to protect their confidential information and intellectual property from being disclosed to anybody without their approval. When there is a legitimate business need to disclose confidential information outside NewCardio or where disclosure is sought by legal process, a nondisclosure agreement should be executed with the third party receiving the information. Contact a Compliance Designee if you need a nondisclosure agreement.

Always store confidential information in a safe place and follow security procedures for the computer systems you use. In addition, use common sense to help prevent accidental disclosure of confidential information. Remember that you can be overheard in public places such as airplanes, elevators and restaurants. Also, don't discuss NewCardio's confidential information with family or friends; they may not understand its significance and may inadvertently pass it to someone who shouldn't have it.

Technologies such as mobile phones and e-mail have provided us with many new communications options. However, security issues arising from the use of these technologies also pose challenges for NewCardio. As a result, you should avoid communicating NewCardio's confidential information over mobile phones in a manner that could be understood by outsiders. Be particularly careful when sending confidential information by e-mail. It is very easy to mistype an e-mail address and send the information to an unintended recipient. Consider encrypting or password protecting sensitive information.

Confidential information includes information about:

•	Research and development, such as inventions, patent applications (e.g., patents that have not been issued or have not been published), and engineering and laboratory notebooks;

•	Business strategies, business results, unannounced products, marketing plans, pricing and financial data;

•	Non-public information about products, including hardware and software specifications and designs;

•	Confidential manufacturing processes or know-how;

•	Employee records; and

•	Confidential organizational information, including personnel information such as salaries, job assignments and performance appraisal results.

Question

Do I have to protect confidential information even after I leave NewCardio?

Answer

Yes. You may not use or disclose NewCardio's confidential information even after you leave the company.

Question

How can I tell if information is confidential or proprietary if it is not marked that way?

Answer

Information isn't always marked "confidential" or "proprietary," and so you must judge it by its content. Some criteria you should use are the:

•	Nature of the information;
•	Information's sensitivity;
•	Information's value to NewCardio; and
•	Intended audience for the information (for example, information that is clearly intended for disclosure to the public vs. internal business forecasts).

If you need guidance, contact your supervisor or a Compliance Designee.

Question

Can I tell my spouse about the "hot project" I am working on?

Answer

You can share information about the general nature of the work you are doing. however, you cannot identify specific third parties, business terms, financial information or technologies — those would all be confidential.

CONFIDENTIALITY OF PERSONAL DATA

NewCardio respects and values the privacy of its employees, customers and business partners, and we expect our employees to do the same.  As a NewCardio employee, it is your responsibility to respect the privacy of fellow employees and of our customers and business partners.  You should use and maintain personal data with care and respect, while guarding against inappropriate access and disclosure.  You should not use any personal data for personal benefit or in any other inappropriate way.

INSIDER TRADING

Insider trading is both unethical and unlawful.

NewCardio has an Insider Trading Policy that is posted on its website.  That policy is incorporated into NewCardio’s Code of Business Conduct and you are responsible for compliance with that policy.

MEDIA AND PUBLIC INQUIRIES

Non-authorized employees must not speak or provide information to investors, securities analysts, reporters, journalists or other media representatives on behalf of NewCardio.  This policy applies regardless of whether your communication is “on the record” or “off the record.”  Individuals who communicate with these members of the public talk directly to reporters without going through the proper channels risk providing incorrect information, revealing proprietary strategies or otherwise injuring NewCardio.  Please direct all persons with inquiries to the Chief Executive Officer, President, Chief Financial Officer or Senior Vice President, Business Development of NewCardio.

You should not post or share confidential or non-public information about NewCardio in internet discussion groups, chat rooms, bulletin boards and/or other electronic communications media, even under an alias, for any purpose.

ACCURACY OF COMPANY RECORDS AND INTEGRITY IN REPORTS AND COMMUNICATIONS

Accurate records are essential to the successful operation of NewCardio.  Employees, independent contractors and directors are responsible for ensuring the accuracy of all NewCardio’s records, information, and accounts.  For example, claims on an expense report or time record, payments and other transactions must be correctly recorded and accounted for, and properly authorized in accordance with NewCardio’s policies.

All business records should be clear, truthful and accurate.  Keep in mind that business records and communications may become subject to public disclosure through government investigations, litigation or the media.  Business records are NewCardio’s assets and must be retained or destroyed only in compliance with NewCardio’s records retention policy.  In accordance with that policy, in the event of litigation or a government investigation, relevant records always must be retained and preserved.  For more information regarding NewCardio’s records retention policy, contact the Chief Compliance Officer or notify one of the Compliance Designees or call the Code Hotline.

As a public company, NewCardio is required to file periodic reports with the United States Securities and Exchange Commission (the “SEC”).  Employees, independent contractors and directors must act to ensure full, fair, accurate, timely, and understandable disclosure and reporting of information, including the NewCardio's financial results and financial condition. All employees, independent contractors and directors must comply with NewCardio's policies, procedures and controls. Accounting and financial reporting of actual transactions and forecasts must follow NewCardio's accounting policies as well as all applicable generally accepted accounting principles and laws.

If you have any concerns about NewCardio's financial controls, accounting, financial reporting or auditing, notify one of the Compliance Designees or call the Code Hotline.

ACCOUNTING AND AUDITING

You shall not subvert NewCardio’s established systems of internal accounting controls, maintain funds or assets for any illegal or improper purposes or make false or misleading statements in any Company documents, reports or records. No undisclosed or unrecorded accounts may be established using NewCardio’s funds or other assets.  All accounting records and the financial reports produced from those records must be kept and presented in accordance with applicable law, must accurately and fairly reflect in reasonable detail NewCardio’s assets, liabilities, revenues and expenses, and must be in accordance with generally accepted accounting principles. All transactions must be supported by accurate and reasonably detailed documentation, recorded in the proper account and recorded in the proper accounting time period. To the extent that estimates are necessary, they must be based on your good faith judgment and be supported by appropriate documentation.

No payment or the related accounting entry may be approved or made with the intention or understanding that any part of the payment will be used for any purpose other than that described by the document supporting the entry or payment.  Internal controls are an essential part of accounting and the effective operation of a business enterprise. They are designed to ensure the integrity of the accounting data in our financial statements and reports. They also prevent inefficiency, waste and the improper use of NewCardio’s funds or other assets. Questions regarding internal controls should be referred to the Chief Financial Officer or any other Compliance Designee.

NO IMPROPER INFLUENCE ON AUDITS

The Audit Committee of the Board of Directors selects and arranges compensation for independent auditors, and oversees other aspects NewCardio's financial reporting and control systems and business ethics policies. The Audit Committee has unrestricted access to all employees, independent contractors, and the external auditors.  A strong audit effort helps ensure compliance with established policies, procedures and controls and helps identify potential control deficiencies so that they may be promptly corrected.  If you receive inquiries from NewCardio’s auditors, accountants, or the Audit Committee you must respond promptly, fully and accurately. You must not directly or indirectly take any action to coerce, manipulate, mislead or fraudulently influence any public accountant engaged in the performance of an audit or review of NewCardio’s financial statements.  False or misleading statements to auditors will not be tolerated and will constitute a fabrication of records.

PROTECTING ASSETS

As NewCardio employees and independent contractors we have a responsibility to protect all NewCardio’s assets from loss, damage, misuse or theft.  This includes cash, inventory, computers, equipment, supplies and intangible assets such as our brands, trademarks, patents, trade secrets and reputation.  Our software, trade secrets, trademarks, logos, copyrights, “know-how” and patents are valuable assets, and all employees, independent contractors and business partners should help protect them.

COMPANY PROPERTY

NewCardio property should be used only for business purposes and not for personal use.  Taking or using NewCardio property of any value for personal purposes without permission is not permitted.   NewCardio property may never be used for illegal purposes.  You are prohibited from doing anything that involves fraud, theft, embezzlement or misappropriation of NewCardio property.   Occasional, incidental personal use may be appropriate

If you suspect that NewCardio property is being used improperly or that activities in a facility violate the Code of Business Conduct contact the Chief Compliance Officer or notify one of the Compliance Designees or call the Code Hotline.

Question

I do a lot of business for the company. Can I keep non-cash benefits that I receive from business travel (for example, frequent flyer credits) and apply them to my personal travel plans?

Answer

You can keep frequent flyer credits and use them for personal travel. However, you cannot influence or change the travel plans made by the company's authorized travel agents to receive those or other similar non-cash promotional benefits. Doing so violates NewCardio's policy in two ways. First, you have a conflict of interest between your personal interests and company requirements to use the lowest logical airfare. Second, you are misusing company funds if your travel is more expensive than it would have been had the designated travel agent arranged for the trip according to company policy.

WE PROTECT THE GOODWILL ASSOCIATED WITH THE NEWCARDIO NAME AND TRADEMARK

We use NewCardio's trademarks and service marks according to company policies. In addition, we are careful to ensure that the NewCardio name is not used to endorse third-party products and services without authorization. For example, many of our suppliers like to identity NewCardio as a customer, because of the considerable reputation associated with the NewCardio name. If a supplier requests permission to use NewCardio's name in advertising or a news release, you should contact a Compliance Designee so a determination can he made as to whether it is appropriate for NewCardio to consent.

WE USE NEWCARDIO-PROVIDED INTERNET AND E-MAIL ACCESS RESPONSIBLY AND NEVER USE NEWCARDIO COMPUTING AND NETWORKING RESOURCES TO ACCESS OR DISSEMINATE SEXUALLY EXPLICIT MATERIAL OR OTHER CONTENT INCONSISTENT WITH NEW CARDIO VALUES

Internet access is provided to NewCardio's employees primarily for business use. Non-business use of those resources must be governed by good judgment and restraint. Employees should consider the adverse impact on the NewCardio network that results from transferring large files during peak-use periods. Management will limit non-business use if it interferes with the productivity of individual employees or the overall availability of network and computing resources. If you are unsure whether your Internet usage is appropriate, you should discuss the matter with your supervisor.

Use of those resources, whether in the office or at home, is not private. The company can and will monitor individual use of network services, including visits to specific web sites and individual e-mail. Monitoring of individual usage will extend to individuals using their personal computers to access the NewCardio network, for example through virtual private network, or VPN, software.

NewCardio's computing and networking resources should never he used to access or disseminate:

•	Sexually explicit content;

•	Slanderous or libelous content;

•	Political content unrelated to the business of NewCardio;

•	Threatening or harassing messages or chain letters; or

•	Other content that could be construed as hostile or inconsistent with NewCardio’s values.

Those who use NewCardio resources to access web sites containing sexually explicit material or content that could be construed as hostile or inconsistent with NewCardio’s values are subject to discipline, up to and including dismissal. If you have a question about whether a particular site is prohibited, talk to your supervisor.

CORPORATE OPPORTUNITY

Except as may be approved or ratified by the Board of Directors or a Board committee of independent directors, employees, independent contractors and directors are prohibited from (a) taking for themselves personally any opportunities that belong to NewCardio or are discovered through the use of NewCardio property, information or position; (b) using NewCardio property, information or position for personal gain; and (c) competing with NewCardio.

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FORM OF ANNUAL CERTIFICATION

Each employee, independent contractor and director must certify on the following form at least annually or at such other times as requested to do so by the management of NewCardio, Inc.

To:  _____________________________ (Manager)
Subject:   Code of Business Conduct

I,     ____________________________________,
First Name                      Middle Name                                     Last Name
       (PLEASE PRINT)

as an employee, independent contractor or director of NewCardio, Inc., do hereby acknowledge that I have received a copy of the Code of Business Conduct and that I have read and reviewed the Code of Business Conduct and understand its contents and understand that I am subject to all of its provisions.  I further certify that I am not aware of any violations of the Code of Business Conduct that have not been duly reported pursuant to the provisions of the Code of Business Conduct as of the date of this certification.

__________________________________                                                                                     Date: _________________
Signature

__________________________________
Title